Exhibit 4.1

Execution Version

SUBSCRIPTION AND EXCHANGE AGREEMENT

This SUBSCRIPTION AND EXCHANGE AGREEMENT (this “Agreement”) is entered into as of June 11, 2021, by and among Atlas Corp., a Republic of the Marshall Islands corporation (the “Company”), Seaspan Corporation, a Republic of the Marshall Islands corporation with limited liability and wholly-owned subsidiary of the Company (“Seaspan” and, together with the Company, the “Atlas Parties”), and the other signatory parties hereto (collectively, the “Fairfax Holders” and each, a “Fairfax Holder”; the Atlas Parties and the Fairfax Holders, collectively, the “Parties” and each, a “Party”).

WHEREAS, Seaspan previously issued to the Fairfax Holders (i) $250,000,000 of its 5.50% senior notes due 2025 (the “2025 Notes”), (ii) $250,000,000 of its 5.50% senior notes due 2026 (the “2026 Notes”) and (iii) $100,000,000 of its 5.50% senior notes due 2027 (the “2027 Notes”);

WHEREAS, the Parties desire that the Fairfax Holders exchange (the “Exchange”) (i) (A) $200,000,000 of the 2026 Notes and (B) $100,000,000 of the 2027 Notes (such notes, collectively, the “Exchanged Notes”) held by the Fairfax Holders for (ii) (A) 12,000,000 shares of the Company’s 7.00% Cumulative Redeemable Perpetual Preferred Shares – Series J, par value US$0.01 per share (the “Series J Preferred Shares”), and (B) 1,000,000 warrants (“Warrants” and, together with the Series J Preferred Shares, the “Subscribed Securities”) to purchase common shares, par value $0.01 per share (“Common Shares”), of the Company, on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, certain of the Parties have entered into (i) a statement of designation (the “Statement of Designation”) to provide for the creation of the Series J Preferred Shares, (ii) a warrant agreement (the “Warrant Agreement”) providing for the Warrants to purchase Common Shares, (iii) a registration rights agreement (the “Registration Rights Agreement”) providing for registration of the Series J Preferred Shares and the Common Shares issuable upon exercise of the Warrants, (iv) a Fifteenth Supplemental Indenture (the “Supplemental Indenture”) providing for certain amendments (the “Proposed Amendments”) to the terms of the 2025 Notes and the 2026 Notes that will remain outstanding following the Exchange and (v) a consent (the “Consent”) to the Proposed Amendments and related matters.

NOW, THEREFORE, in consideration of the promises and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1. Exchange; Issuance of Subscribed Securities.

1.1 The Exchange.

(a) Subject to the terms and conditions set forth in this Agreement, each Fairfax Holder shall exchange, and the Company shall accept for exchange, on the date hereof, all Exchanged Notes held by such Fairfax Holder (which amount is set forth opposite such Fairfax Holder’s name on Schedule I attached hereto) in consideration for the number of Subscribed Securities set forth opposite such Fairfax Holder’s name on Schedule I attached hereto.

(b) Concurrently with and as a condition to the Exchange, each Fairfax Holder shall deliver the Consent for all of such Fairfax Holder’s Exchanged Notes.

(c) The Atlas Parties and the Fairfax Holders mutually agree to take the steps set forth on Schedule II attached hereto in connection with the Exchange.

(d) Effective upon consummation of the Exchange, without any further action by the Parties, (i) the Atlas Parties and each Fairfax Holder acknowledge and agree that the Company shall hold all right, title and interest in the Exchanged Notes and shall be the beneficial holder for all purposes of the Exchanged Notes and (ii) each Fairfax Holder acknowledges and agrees that it ceases to have any rights or claims with respect to the Exchanged Notes.

(e) The Atlas Parties and the Fairfax Holders mutually agree that the fair market value of the Series J Preferred Shares and the Warrants shall be as set forth on Schedule III attached hereto, and neither the Atlas Parties nor the Fairfax Holders shall take any position inconsistent with such allocation in any tax return or in any judicial or administrative proceeding in respect of taxes, unless required by law.

Section 1.2 Delivery of Exchanged Notes; Issuance of Series J Preferred Shares. Concurrently with and as a condition to the Exchange, (a) each Fairfax Holder will deliver to the Atlas Parties the Exchanged Notes held by such Fairfax Holder (the principal amount of which is set forth on such Fairfax Holder’s signature page hereto) through the facilities of the Depositary Trust Company, (b) the Company will execute and file the Statement of Designation and the Atlas Parties will deliver to each Fairfax Holder evidence reasonably satisfactory to such Fairfax Holder of the issuance, through the facilities of the Depositary Trust Company, of the Series J Preferred Shares to such Fairfax Holder, (c) the Parties will execute and deliver to each other the Warrant Agreement and the Atlas Parties will deliver to the Fairfax Holders a warrant certificate evidencing the issuance of the Warrants, (d) the Parties will execute and delivery to each other the Registration Rights Agreement, (e) the Fairfax Holders will deliver the Consent, (f) the applicable Parties will enter into the Supplemental Indenture (the foregoing documents, collectively, the “Transaction Documents”) and (g) the Atlas Parties shall pay by wire transfer(s) of immediately available funds an aggregate amount equal to $1,879,166.67 (representing the aggregate accrued but unpaid interest on the Exchanged Notes) to the bank account or accounts as set forth on Schedule IV attached hereto.

Section 2. Representations and Warranties of the Fairfax Holders

Each Fairfax Holder, severally and not jointly, hereby represents and warrants to the Atlas Parties as follows:

2.1 Such Fairfax Holder is duly incorporated or organized, and is validly existing and in good standing, under the laws of the state or country of its formation.

2.2 Such Fairfax Holder has the requisite corporate or other power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby. Such Fairfax Holder has taken all necessary corporate action required for the due authorization of all of the foregoing.

2.3 Such Fairfax Holder is the sole legal, beneficial and equitable owner of the Exchanged Notes it is exchanging pursuant to this Agreement, and holds such Exchanged Notes free and clear of any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership whatsoever.

2.4 Such Fairfax Holder is acquiring the Subscribed Securities for its own account for investment and not with a view to, or offer or sale in connection with, any distribution thereof or with any present intention of offering or selling or otherwise disposing of such Subscribed Securities in violation of the Securities Act of 1933, as amended (the “Securities Act”).

2.5 Such Fairfax Holder understands that (a) neither the Subscribed Securities nor the Common Shares issuable upon exercise of the Warrants (the “Conversion Shares” and, together with the Subscribed Securities, collectively the “Securities”) have been registered under the Securities Act or the securities laws of any jurisdiction and are issued by reason of specific exemptions from registration under the Securities Act which depend, in part, upon the investment intent of such Fairfax Holder and upon the representations made by such Fairfax Holder in this Agreement, (b) the Securities cannot be offered, sold or transferred unless they are registered and/or qualified under the Securities Act and any other applicable securities laws, or are exempt from such qualification or registration, (c) the Securities may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act (“Regulation S”)) except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act, (d) there is no assurance that any exemption from registration under the Securities Act or other securities laws will be available, or if available, that such exemption will allow such Fairfax Holder to dispose of or otherwise transfer any or all of the Securities in the amounts or at the times such Fairfax Holder may propose, (e) except as otherwise set forth in the Registration Rights Agreement with respect to the Subscribed Securities, the Company has no obligation or present intention of registering the Securities, and (f) the Company is relying upon the representations, warranties and agreements made by such Fairfax Holder in this Agreement.

2.6 Such Fairfax Holder represents that neither the Atlas Parties nor any person acting on their behalf, has offered to sell or sold the Subscribed Securities (or any other securities of the Company) to such Fairfax Holder by means of any form of general solicitation or general advertising.

2.7 Such Fairfax Holder represents that it is an “Accredited Investor” as defined in Rule 501 of Regulation D of the Securities Act.

2.8 The Securities shall be evidenced by certificates or by book-entry accounts maintained by the Company’s transfer agent and shall bear a restrictive legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO REGULATION S OR RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.”

Section 3. Representations and Warranties of the Atlas Parties.

Each Atlas Party, severally and not jointly, hereby represents and warrants to the Fairfax Holders as follows:

3.1 Such Atlas Party is duly incorporated and organized, and is validly existing and in good standing, under the laws of the Republic of the Marshall Islands.

3.2 Such Atlas Party has the requisite corporate or other power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby. Such Atlas Party has taken all necessary corporate action required for the due authorization of all of the foregoing.

3.3 The Series J Preferred Shares and the Conversion Shares have been duly authorized and, when the Series J Preferred Shares and the Conversion Shares are issued and delivered, such securities will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyances or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.4 The Company is a reporting foreign issuer for purposes of Regulation S.

3.5 The dividends on the Series J Preferred Shares shall not be subject to withholding tax.

3.6 Upon completion of the transactions contemplated by this Agreement, the Fairfax Holders will hold all of the Series J Preferred Shares.

3.7 No Atlas Party is, and, after giving effect to the transactions contemplated by the Transaction Documents, no Atlas Party will be, an “investment company” under the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4. Covenants.

4.1 Board Representation. The Company shall take all necessary corporate action so that two individuals are designated by the Fairfax Holders (collectively, the “Fairfax Directors” and each, a “Fairfax Director”) and appointed to the board of directors of the Company (the “Board”) so long as the Fairfax Holders hold at least 5,000,000 Series J Preferred Shares (“Minimum Holdings Threshold”); provided, that in the event the Fairfax Holders (a) hold less than 5,000,000 Series J Preferred Shares but greater than 2,000,000 Series J Preferred Shares, the Fairfax Holders shall be entitled to designate one individual to be appointed to the Board or (b) hold less than 2,000,000 Series J Preferred Shares, the Fairfax Holders shall not be entitled to designate any individuals to be appointed to the Board; provided, further, that in no event shall the rights hereunder, when taken together with any rights of the Fairfax Holders under Section 5(b) of the Statement of Designation and under the indentures governing the 2025 Notes or the 2026 Notes, permit the Fairfax Holders to designate more than (i) two members to the Board if the Minimum Holdings Threshold is satisfied, or (ii) one member to the Board if the threshold described in the foregoing clause (a) is satisfied. The Company, through the Board and subject to the Board’s fiduciary duties to the Company and its shareholders, shall take all necessary action to nominate and recommend the Fairfax Directors for election to the Board in the proxy statements relating to the annual meetings of the Company stockholders following the date hereof. Any Fairfax Director designated for appointment to the Board by the Fairfax Holders (x) must be reasonably qualified to serve as a member of the Board and (y) shall not be prohibited from acting as a member of the Board by any applicable law or regulation (including but not limited to U.S. securities laws and New York Stock Exchange regulations). In the event that any Fairfax Director resigns or is removed from office, the Company agrees to take all necessary actions to nominate and recommend for election, in lieu of such person resigning or being removed from office, such new member to the Board as may be designated by the Fairfax Holders, in accordance with this Section 4.1.

4.2 Redemption Upon Change of Control.

(a) If a Change of Control (as defined below) occurs at any time, the Fairfax Holders will have the right to require the Company to purchase for cash all of the Series J Preferred Shares held by the Fairfax Holders. The price the Company is required to pay (the “Change of Control Purchase Price”) is equal to the liquidation preference set forth in the Statement of Designation, plus any accrued but unpaid dividends on such Series J Preferred Shares up to, but excluding the Change of Control Purchase Date (unless the Change of Control Purchase Date is after a record date and on or prior to the dividend date to which such record date relates, in which case the Company will instead pay the full amount of accrued but unpaid dividends to such Fairfax Holder on such record date). The “Change of Control Purchase Date” will be a date specified by the Company that is not less than 35 or more than 60 calendar days following the date of the Change of Control notice as described below. Any Series J Preferred Shares purchased by the Company will be paid for in cash.

(b) For purposes of this Agreement, a “Change of Control” will be deemed to have occurred if:

(i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more of the individuals or entities set forth on Schedule V attached hereto, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the capital stock of the Company; or

(ii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (x) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (y) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the capital stock of the Company entitled to vote immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the capital stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction.

(c) On or before the 20th day after the occurrence of a Change of Control, the Company will provide to the Fairfax Holders a notice of the occurrence of the Change of Control and of the resulting purchase right. Such notice shall state, among other things: (i) the events causing a Change of Control; (ii) the date of the Change of Control; (iii) the last date on which a Fairfax Holder may exercise the repurchase right; (iv) the Change of Control Purchase Price; (v) the Change of Control Purchase Date; and (vi) the procedures that the Fairfax Holders must follow to require the Company to purchase their Series J Preferred Shares.

(d) To exercise the Change of Control purchase right, Fairfax Holders must deliver, on or before the business day immediately preceding the Change of Control Purchase Date, the Series J Preferred Shares to be purchased, duly endorsed for transfer, together with a written purchase notice. The purchase notice must state: (i) if certificated, the certificate numbers of the Series J Preferred Shares to be delivered for purchase or if not certificated, the notice must comply with appropriate procedures of the Depository Trust Company; and (ii) the number of Series J Preferred Shares to be purchased.

(e) Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the Company prior to the close of business on the business day immediately preceding the Change of Control Purchase Date. The notice of withdrawal shall state: (i) the number of withdrawn Series J Preferred Shares; (ii) if certificated Series J Preferred Shares have been issued, the certificate numbers of the withdrawn Series J Preferred Shares, or if not certificated, the notice must comply with the appropriate procedures of the Depositary Trust Company; and (iii) the number of Series J Preferred Shares, if any, which remain subject to the purchase notice.

(f) On each Change of Control Purchase Date, the Company will, to the extent lawful, (i) accept for payment all Series J Preferred Shares properly tendered pursuant to the applicable Change of Control offer made by the Company, (ii) deposit with the transfer agent at least one business day prior to the Change of Control Purchase Date an amount equal to the Change of Control Purchase Price in respect of all Series J Preferred Shares properly tendered pursuant to the applicable Change of Control offer made by the Company. If the transfer agent holds money or securities sufficient to pay the Change of Control Purchase Price of the Series J Preferred Shares on the Change of Control Purchase Date, then: (i) the Series J Preferred Shares will be cease to be outstanding; and (ii) all other rights of the applicable Fairfax Holders will terminate (other than the right to receive the Change of Control Purchase Price).

(g) In connection with any purchase offer pursuant to a Change of Control purchase notice, the Company will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable and file a Schedule TO or any other required schedule under the Exchange Act. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control provisions herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions herein by virtue of such conflicts.

4.3 Efforts. Subject to the terms and conditions hereof, each Party shall:

(a) use commercially reasonable efforts to support the transactions contemplated hereby, including the exchange of the Exchanged Notes for the Subscribed Securities, in accordance with the terms, conditions and applicable deadlines set forth herein and take any and all commercially reasonable and appropriate actions in furtherance of such transactions;

(b) not take any action that would, or would reasonably be expected to, breach this Agreement or delay, impede or interfere with, the implementation of the transactions contemplated hereby; and

(c) take all action reasonably requested by the other Parties to facilitate the completion of the Exchange.

Section 5. Miscellaneous

5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile or email or sent by overnight courier as follows:

(a)	If to any Atlas Party:

c/o Atlas Corp.

23 Berkeley Square

London W1J 6HE

United Kingdom

Facsimile: +44 843 320 5270

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas

Facsimile: 346-718-6902

Attention: Hillary Holmes and Doug Rayburn

(b)	If to any Fairfax Holder:

c/o Fairfax Financial Holdings Limited

95 Wellington Street West

Toronto, Ontario M5J 2N7

Canada

Fax: 416-367-2201

Attention: General Counsel

Email: generalcounsel@fairfax.ca

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

P.O. Box 247

Toronto, Ontario M5L 1E8

Canada

Facsimile: 416-360-2958

Attention: Jason R. Lehner

Email: JLehner@shearman.com

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

5.2 Waiver, Amendment. Neither this Agreement nor any provision hereof shall be waived, modified, changed, discharged or terminated except by an instrument in writing signed by the Party against whom such waiver, modification, change, discharge or termination is sought.

5.3 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party without the prior written consent of the other Parties.

5.4 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

5.5 Counterparts. For the convenience of the Parties, any number of counterparts of this Agreement may be executed by the Parties and each such executed counterpart shall be deemed to be an original instrument. Delivery of facsimile or pdf copies of this Agreement executed by a party shall be deemed delivery of an original executed copy of this Agreement by such Party.

5.6 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective permitted successors and assigns.

5.7 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement or serve as a limitation or expansion on the scope of any term or proviso of this Agreement.

5.8 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereto hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 5.1 of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party receiving such service in any action, proceeding or claim.

5.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Subscription Agreement as of the date first above written.

COMPANY:

ATLAS CORP.

By:	/s/ Graham Talbot
Name: Graham Talbot
Title: Chief Financial Officer

SEASPAN:

SEASPAN CORPORATION

By:	/s/ Graham Talbot
Name: Graham Talbot
Title: Chief Financial Officer

FAIRFAX HOLDERS:

TIG INSURANCE (BARBADOS) LIMITED

By:	Hamblin Watsa Investment Counsel Ltd., its Investment Manager

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

UNITED STATES FIRE INSURANCE COMPANY

By:	Hamblin Watsa Investment Counsel Ltd., its Investment Manager

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

TIG INSURANCE COMPANY

By:	Hamblin Watsa Investment Counsel Ltd., its Investment Manager

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

ZENITH INSURANCE COMPANY

By:	Hamblin Watsa Investment Counsel Ltd., its Investment Manager

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

[Signature Page to Subscription and Exchange Agreement]

ALLIED WORLD NATIONAL ASSURANCE COMPANY

By:	Hamblin Watsa Investment Counsel Ltd., its Investment Manager

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

ODYSSEY REINSURANCE COMPANY

By:	Hamblin Watsa Investment Counsel Ltd., its Investment Manager

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

GREYSTONE INSURANCE COMPANY

By:	Hamblin Watsa Investment Counsel Ltd., its Investment Manager

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

HUDSON INSURANCE COMPANY

By:	Hamblin Watsa Investment Counsel Ltd., its Investment Manager

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

[Signature Page to Subscription and Exchange Agreement]

HILLTOP SPECIALTY INSURANCE COMPANY

By:	Hamblin Watsa Investment Counsel Ltd., its Investment Manager

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

ODYSSEY GROUP HOLDINGS

By:	Hamblin Watsa Investment Counsel Ltd., its Investment Manager

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

HUDSON EXCESS INSURANCE COMPANY

By:	Hamblin Watsa Investment Counsel Ltd., its Investment Manager

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

[Signature Page to Subscription and Exchange Agreement]

SCHEDULE I

[Attached]

SCHEDULE II

[Attached]

SCHEDULE III

[Attached]

SCHEDULE IV

[Attached]

SCHEDULE V

[Attached]